For Immediate Release

Contact:             Willing L. Biddle, COO or
John T. Hayes, SVP & CFO
Urstadt Biddle Properties Inc.
(203) 863-8200

Urstadt Biddle Properties Inc.  Reports
Operating Results For Second Quarter And First Half of Fiscal 2009

GREENWICH, CONNECTICUT, June 4, 2009 - Urstadt Biddle Properties Inc. (NYSE: UBA and UBP), a real estate investment trust, today announced its second quarter and six months financial results for the period ended April 30, 2009.

Diluted funds from operations (“FFO”) for the quarter ended April 30, 2009 amounted to $7,807,000 or $0.29 per Common share and $0.32 per Class A Common share compared to $7,620,000 or $0.28 per Common share and $0.30 per Class A Common share in the second quarter of fiscal 2008.  For the first six months of fiscal 2009, diluted FFO amounted to $15,708,000 or $0.58 per Common share and $0.64 per Class A Common share compared to $15,586,000 or $0.56 per Common share and $0.62 per Class A Common share in the same period of fiscal 2008.

Net income applicable to Common and Class A Common stockholders for the quarter was $4,107,000 or $0.15 per diluted Common share and $0.17 per diluted Class A Common share compared to $4,115,000, or $0.15 per diluted Common share and $0.16 per diluted Class A Common share in last year’s second quarter.  Net income applicable to Common and Class A Common stockholders for the first six months of fiscal 2009 was $7,713,000 or $0.28 per diluted Common share and $0.31 per diluted Class A Common share compared to $8,607,000 or $0.31 per diluted Common share and $0.34 per diluted Class A Common share, for the same period last year.

FFO and net income for the six months and three month periods ended April 30, 2009 included income from sale of marketable securities in the amount of $381,000.

FFO and net income applicable to Common and Class A Common stockholders for the six month and three month periods ended April 30, 2008 includes a charge of $660,000 applicable to the excess of the redemption price of the Company’s 8.99% Series B Senior Cumulative Preferred Stock paid over the carrying amount of the issue upon the redemption of the preferred shares in March 2008.

At April 30, 2009 the percentage of the core properties gross leasable area that was leased amounted to 90.7%, a decrease of .1% from the quarter ended January 31, 2009 and a decrease of 3.8% from the fiscal year ending October 31, 2008.  The decrease in the percentage of space leased in the company’s portfolio was mainly the result  of several vacancies, most notably caused by the bankruptcy of two Linens and Things spaces (approximately 63,000 sf), and Fortunoff (8,100 sf), and the vacancy of a Borders Books (35,000 sf).  The vacancies have resulted in a reduction in both base rent and tenant recovery revenue and net operating income for properties held in both periods for the three months ended April 30, 2009 when compared with the same period of the prior year.  Property acquisitions in fiscal 2008 increased rental revenues by $1.4 million in the quarter ended April 30, 2009 when compared with the same period in fiscal 2008.

Commenting on the quarter’s operating results, Willing L. Biddle, President and Chief Operating Officer of UBP, said, “We were pleased that the erosion of occupancy levels caused by the bankruptcies of certain retailers in our core properties stabilized in the second quarter of 2009.  We remain cautiously optimistic about the level of interest expressed by retailers in our portfolio and are working hard to fill our vacancies.  The severity of the economic crisis has reinforced our investment strategy of maintaining low leverage and investing primarily in grocery anchored centers.  During the first six months of fiscal 2009 we leased or renewed approximately 346,000 square feet of space at average base rent increases of 2%.  During the second quarter we were able to put some of our excess capital to work by making an investment in the common stock of another REIT, enabling the Company to realize a gain of approximately $381,000.  Although the shopping center industry is grappling with an extreme curtailment of credit and a drastic reduction in consumer spending, our Company’s historically conservative approach to financing provides us with a strong balance sheet and ample liquidity to meet our short and long term financing needs and to be in a position to capitalize on buying opportunities when they arise.  After the second quarter, one of the companies wholly owned subsidiaries, completed the refinancing of the mortgage at our Goodwives shopping center in Darien, CT.  The mortgage balance was increased from $12.1 million to $18.9 million.  The mortgage has a ten year term and fixed rate of interest of 6.55% with payments of principal and interest based on a 25 year amortization schedule. A portion of the proceeds in the amount of $17.1 million were used to repay our existing unsecured line of credit.  We have no unfunded development projects and we believe that the remaining $3.5 million property level mortgage coming due this year can be refinanced or re-paid with available cash or draws from our existing revolving lines of credit.   The Company has approximately $72 million available on its unsecured and secured lines of credit with The Bank of New York Mellon and Wells Fargo Bank N.A. which do not expire until 2011.  As opportunities arise, we anticipate using this liquidity to purchase properties in our target area in accordance with our strategic plan when the opportunity is presented.   Of the Company’s 43 properties, currently 33 are free and clear with no mortgage debt.”

At their regular quarterly meeting, the Directors of Urstadt Biddle Properties Inc. declared regular quarterly dividends on the Company’s Class A Common Stock (UBA) and Common Stock (UBP).  The dividends were declared in the amount of 24.00¢ for each share of Class A Common Stock and 21.75¢ for each share of Common Stock.  The dividends were declared at the same rate as the previous quarter and are the 158th consecutive quarterly dividends declared since the Company began operating in 1969.

UBP is a self-administered equity real estate trust providing investors with a means of participating in ownership of income-producing properties with investment liquidity. UBP owns or has interests in forty-three (43) properties containing 3.9 million square feet of space.

Non-GAAP Financial Measure
Funds from Operations (“FFO”)

The Company considers FFO to be a meaningful additional measure of operating performance because it primarily excludes the assumption that the value of its real estate assets diminishes predictably over time and industry analysts have accepted it as a performance measure.  FFO is presented to assist investors in analyzing the performance of the Company.  The Company reports FFO in addition to net income applicable to common shareholders and net cash provided by operating activities.  FFO is helpful as it excludes various items included in net income that are not indicative of the Company’s operating performance, such as gains (or losses) from sales of property and depreciation and amortization.  The Company has adopted the definition suggested by the National Association of Real Estate Investment Trusts (“NAREIT”).  The Company defines FFO as net income computed in accordance with generally accepted accounting principles, excluding gains (or losses) from sales of property plus real estate related depreciation and amortization, and after adjustments for unconsolidated joint ventures.  FFO does not represent cash flows from operating activities in accordance with GAAP and is not indicative of cash available to fund cash needs.  FFO should not be considered as an alternative to net income as an indicator of the Company’s operating performance or as an alternative to cash flow as a measure of liquidity.  Since all companies do not calculate FFO in a similar fashion, the Company’s calculation of FFO presented herein may not be comparable to similarly titled measures as reported by other companies.

Certain statements contained herein may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.
(Table Follows)

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2009 and 2008
 (In thousands, except per share data)
(UNAUDITED)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2009	2008	2009	2008
Revenues
Base rents	$30,974	$29,938	$15,431	$15,196
Recoveries from tenants	11,186	9,692	5,697	5,227
Lease termination income	40	58	40	-
Mortgage interest and other	358	307	20	141
Total Revenues	42,558	39,995	21,188	20,564

Operating Expenses
Property operating	7,509	6,551	4,088	3,488
Property taxes	6,586	5,672	3,197	2,847
Depreciation and amortization	8,026	7,016	3,671	3,523
General and administrative	3,293	2,884	1,675	1,400
Directors' fees and expenses	166	138	78	63
Total Operating Expenses	25,580	22,261	12,709	11,321

Operating Income	16,978	17,734	8,479	9,243

Non-Operating Income (Expense):
Interest expense	(3,103)	(3,467)	(1,561)	(1,718)
Gain on sale of marketable securities	381	-	381	-
Interest, dividends and other investment income	233	189	196	94
Minority interests	(229)	(18)	(114)	(9)

Net Income	14,260	14,438	7,381	7,610
Preferred stock dividends	(6,547)	(5,171)	(3,274)	(2,835)
Redemption of Preferred Stock	-	(660)	-	(660)

Net Income Applicable to Common and Class A Common Stockholders	$7,713	$8,607	$4,107	$4,115

Diluted Earnings per share:
Common	$0.28	$0.31	$0.15	$0.15
Class A Common	$0.31	$0.34	$0.17	$0.16

Weighted Average Number of Shares Outstanding:
Common and Common Equivalent	7,298	7,296	7,318	7,363
Class A Common and Class A Common Equivalent	17,998	18,485	17,999	18,376

Urstadt Biddle Properties inc. (NYSE: UBA and UBP)
Six Months and Three Months Ended April 30, 2009 and 2008
 (In thousands, except per share data)

      Reconciliation of Net Income Available to Common Stockholders
      Funds from Operations (amounts in thousands, except per share data)

	Six Months Ended		Three Months Ended
	April 30,		April 30,
	2009	2008	2009	2008

Net Income Applicable to Common and Class A Common Stockholders	$7,713	$8,607	$4,107	$4,115

Plus: Real property depreciation	5,737	5,364	2,907	2,687
Amortization of tenant improvements and allowances	1,856	1,326	692	671
Amortization of deferred leasing costs	402	289	101	147

Funds from Operations (Diluted)	$15,708	$15,586	$7,807	$7,620

Per Share:
Funds from Operations (Diluted):
Common	$0.58	$0.56	$0.29	$0.28
Class A Common	$0.64	$0.62	$0.32	$0.30

Balance Sheet Highlights
(in thousands)
	April 30,	October 31,
	2009	2008
	(Unaudited)
Assets
Real Estate investments before accumulated depreciation	$565,141	$568,272

Total Assets	$501,130	$506,117

Liabilities
Revolving credit lines and mortgage notes payable	$109,099	$110,054

Total liabilities	$118,585	$120,247

Redeemable Preferred Stock	$96,203	$96,203

Minority Interest	$9,370	$9,370

Total Stockholders’ Equity	$276,972	$280,297